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                                                                EXHIBIT 3.3

                                     FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  INTERVU INC.


        InterVU Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        1. The Corporation's original Certificate of Incorporation was filed on August 2, 1995.

        2. That by action taken by unanimous written consent of the Board of Directors on ________, 1997 resolutions were duly adopted setting forth a proposed amendment and restatement of the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and directing its officers to submit said amendment and restatement to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment and restatement is as follows:

                "THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows, subject to the required consent of the sole stockholder of the corporation:

                FIRST: The name of the Corporation (hereinafter the "Corporation") is

                                  InterVU Inc.

                SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Delaware 19901, County of Kent; and the name of the Registered Agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

                THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                FOURTH: The total number of shares of stock which the Corporation shall have authority to issue shall be twenty-five million (25,000,000), divided as follows: (i) twenty million (20,000,000) shares of Common Stock with a par value of $.001 per share, and (ii) five million (5,000,000) shares of Preferred Stock with a par value of $.001 per share, of which one million two hundred eighty thousand (1,280,000) are hereby designated Series G Convertible Preferred Stock ("Series G Preferred Stock").



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                        Shares of Preferred Stock may be issued from time to
                time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Except with respect to the Series G Preferred Stock which is described below, authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, if any including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation. The rights, preferences, privileges and restrictions of the Series G Preferred Stock and the holders thereof shall be as follows:



      1. Dividend Provisions. The holders of shares of Series G Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.64 per share per annum, payable quarterly, when, as and if declared by the Board of Directors. Dividends payable on the Series G Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series G Preferred Stock shall be payable on a pari passu basis in accordance with the following sentence. All dividends declared, paid or set apart with respect to the Series G Preferred Stock and any other class or series of stock ranking on a parity as to dividends with such Series G Preferred Stock shall be declared, paid or set apart ratably on a proportionate basis, based on the respective annual dividend rates fixed therefor. All payments due under this Section 1 shall be made to the nearest cent. Dividends on the Series G Preferred Stock shall not be cumulative.

      2.    Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of Series G Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Liquidation Price (as hereinafter defined) for each outstanding share of Series G Preferred Stock, and (ii) an amount equal to all declared but unpaid dividends on each such share. With respect to any Liquidation Event, the Series G Preferred Stock





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shall rank on a parity with each other and shall all rank prior to the Common
Stock. If upon the occurrence of a Liquidation Event the assets and funds thus distributed among the holders of the Series G Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series G Preferred Stock, based upon the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. As used herein, the term "Liquidation Price" shall mean $8.00 for each outstanding share of Series G Preferred Stock.

            (b) After the distribution of all amounts due to the holders of Series G Preferred Stock above has been paid, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

      3. Conversion. The holders of Series G Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series G Preferred Stock shall be convertible, at the option of the holder thereof, at any time nine months after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series G Preferred Stock, into one (1) share of Common Stock, subject to adjustment as set forth in subsection 3(c).

            (b) Mechanics of Conversion. The holder of any shares of Series G Preferred Stock may exercise the conversion right provided in subsection 3(a) as to any shares thereof by delivering to the Corporation the certificate or certificates therefor, duly endorsed, at the office of the Corporation, and such holder shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made, and such date is hereinafter referred to as the "Conversion Date." As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose names the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series G Preferred Stock surrendered for conversion, the Corporation shall



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issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series G Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series G Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

            (c) Adjustments to Conversion Ratio. The ratio for the conversion of Series G Preferred Stock into Common Stock (the "Conversion Ratio") shall be subject to adjustment from time to time as follows:

                  (i) In the event the Corporation should at any time or from time to time after the issuance of the Series G Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision, if no record date is fixed), the Conversion Ratio shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of the Series G Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                  (ii) If the number of shares of Common Stock outstanding at any time after the issuance of the Series G Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Ratio shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such Series G Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

            (d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or assets (excluding cash dividends), then, in each such case for the purpose of this subsection 3(d), the holder of Series G Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series G Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (e) Recapitalization. If, at any time or from time to time there shall be a recapitalization of the Common Stock (other then a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 4), provisions shall be made so that the holders of Series G Preferred Stock shall thereafter be entitled to receive upon conversion of their Preferred Stock the number of shares of stock or other securities or property of



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the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series G Preferred Stock after the recapitalization to the end that the provisions of this Section
3 (including adjustment of the Series G Conversion Price then in effect and the number of shares purchasable upon conversion of Series G Preferred Stock) shall be applicable after the event as nearly equivalent as may be practicable.

            (f) No Impairment. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series G Preferred Stock against impairment.

            (g) No Fractional Shares and Certificates as to Adjustments. (i) No fractional shares shall be issued upon conversion of the Series G Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                  (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series G Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series G Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series G Preferred Stock.

                  (iii) If any adjustment in the number of shares of Common Stock into which each share of Series G Preferred Stock may be converted required pursuant to this Section 3 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of Series G Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of Series G Preferred Stock is then convertible. All calculations under this paragraph (iii) shall be made to the nearest one-hundredth of a share.



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            (h)   Notices of Record Date. In the event of any taking by the
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series G Preferred Stock, at least 20 days prior to the date specified therein, notice for specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

            (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series G Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series G Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series G Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series G Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            (j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series G Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

      4. Merger, Consolidation. If at any time there is a merger or consolidation of the Corporation with or into another corporation or other entity or person, or any other corporate reorganization, in which the Corporation shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series G Preferred Stock shall be entitled to receive (on a per share basis), prior to any distribution to holders of Common Stock, the number of shares of stock or other securities or property to be issued to the Corporation or its stockholders resulting from such reorganization, merger, consolidation or sale in an amount per share equal to the applicable Liquidation Price for the Series G Preferred Stock plus a further amount equal to any dividends declared but unpaid on such shares.

      5. Voting Rights. The holder of each share of Series G Preferred Stock shall have the right to one vote for each share of Common Stock into which such



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Series G Preferred Stock could then be converted or could be converted without regard to the limitation on conversions set forth at Subsection 3(a) (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock, have the right to vote, in the same manner and with the same effect as such holders of Common Stock, as one class.

      6. Status of Converted or Redeemed Stock. In the event any shares of Series G Preferred Stock shall be converted pursuant to Section 3, the shares so converted shall be canceled and shall not be issuable by the Corporation.

      7. Preemptive Rights. The holders of Series G Preferred Stock shall not have any preemptive rights.


                FIFTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 3 nor more than 11 directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

                        (2) The directors of the Corporation, other than
                directors elected by one or more series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors (other than directors elected by one or more series of Preferred Stock) constituting the entire Board of Directors. Each director (other than directors elected by one or more series of Preferred Stock) shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 1998 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 1999 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2000 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. If the number of directors (other than directors elected by one or more series of Preferred Stock) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a


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                decrease in the number of directors shorten the term of any incumbent director. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors (other than directors elected by one or more series of Preferred Stock) may be filled solely by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been elected. Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this ARTICLE FIFTH unless otherwise provided for in the certificate of designation for such classes or series.

                        (3) No director (other than directors elected by one or
                more series of Preferred Stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of the holders of two-thirds (66 2/3%) of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

                SIXTH: The Corporation is to have perpetual existence.

                SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and its directors and stockholders:

                        (1) The Board of Directors shall have the power to
                adopt, amend, alter, rescind or repeal the bylaws of the Corporation.

                        The stockholders may adopt, amend, alter, rescind or
                repeal the bylaws only with, in addition to any other vote required by law, the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

                        (2) Elections of directors need not be by written ballot
                unless the bylaws of the Corporation so provide.

                        (3) Any action required or permitted to be taken at any
                annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, and may not be taken by written consent of stockholders without a meeting.

                        (4) Special meetings of stockholders may be called by
                the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders


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                may call special meetings of such holders pursuant to the
                certificate of designation for such classes or series.

                EIGHTH: A director of this corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. The Corporation shall indemnify its directors and officers to the fullest extent permitted under the General Corporation Law of the State of Delaware, including circumstances in which indemnification is otherwise discretionary.

                        Any repeal or modification of the foregoing paragraph
                shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

               3. That said Amended and Restated Certificate of Incorporation has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of _____________ Section 228 of the General Corporation Law of the State of Delaware.

               4. That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.



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        IN WITNESS WHEREOF, InterVU Inc. has caused this Certificate to be signed by Harry E. Gruber, its Chief Executive Officer and Danielle D. McGee, its Secretary, this ______ day of November, 1997.


                                         InterVU Inc.
                                         a Delaware corporation


                                         By:
                                            ------------------------------------
                                         Name: Harry E. Gruber
                                         Title: Chief Executive Officer


ATTEST



---------------------------------
Name: Danielle D. McGee
Title: Secretary


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